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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

Reinhart,                            Robert                A.
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   (Last)                           (First)             (Middle)

c/o Prime Cellular, Inc.  580 Marshall Street
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                                    (Street)

Phillipsburg                       New Jersey            08865
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer and Name and Ticker or Trading Symbol

PRIME CELLULAR, INC. (PCEL)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


April, 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Financial Officer and Vice President - Finance
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                        2.          3.           Disposed of (D)                 Securities     Form:     7.
                                       Transaction  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                       Date         Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                      Day          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)        Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

                                                                          (Over)
                                                       (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
                                                                                Common
                                                                                Stock
                                                                                $.01 par
Option to           $2.25    4/20/98        V   25,000(A)    4/20/99  4/20/2002 par value 25,000           25,000    D
Purchase(*)
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====================================================================================================================================

Explanation of Responses: (*) Options to purchase up to 25,000 shares of Common Stock of the Company were granted to Robert A. Reinhart on April 20, 1998, which options vest in two equal installments on each of April 20, 1999 and April 20, 2000. Such options are exercisable for four (4) years from date of grant or, to the extent vested, until 30 days after termination of employment not for cause. None of such options to purchase have been exercised as of the date hereof.


        /s/ Robert A. Reinhart                              April 29, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Robert A. Reinhart

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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